Exhibit 4.10

EXECUTION VERSION

4 March 2021
RED FOOTBALL LIMITED (as Company) MANCHESTER UNITED FOOTBALL CLUB LIMITED (as Borrower) and SANTANDER UK PLC (as Agent)
AMENDMENT AND RESTATEMENT AGREEMENT relating to a REVOLVING FACILITY AGREEMENT originally dated 14 October 2020
99 Bishopsgate London EC2M 3XF United Kingdom Tel: +44.20.7710.1000 www.lw.com

i

This AMENDMENT AND RESTATEMENT AGREEMENT (the “Amendment and Restatement Agreement”) is made on 4 March 2021 among:

(1)	RED FOOTBALL LIMITED (registration number 5370076) (the “Company”);
(2)	MANCHESTER UNITED FOOTBALL CLUB LIMITED (registration number 00095489) (the “Borrower”); and
(3)	SANTANDER UK PLC as agent of the other Finance Parties (the “Agent”).

BACKGROUND:

(A)

By a revolving facility agreement dated 14 October 2020 (the “Facility Agreement”) between, among others, the Company and Santander UK plc as Original Lender and Agent, the Original Lender agreed to make available a revolving facility to Manchester United Football Club Limited as Borrower, on the terms and conditions set out in the Facility Agreement.

(B)

Pursuant to Clause 2.4 (Obligors’ Agent) of the Facility Agreement, each Obligor (other than the Company) irrevocably appointed the Company to act on its behalf as its agent in relation to the Finance Documents and irrevocably authorised the Company to effect amendments, supplements and variations to the Finance Documents notwithstanding that they may affect an Obligor, without further reference to or the consent of that Obligor.

(C)	The parties to this Amendment and Restatement Agreement wish to amend and restate the Facility Agreement to reflect certain changes agreed between them.
(D)

Pursuant to clause 41.2 (Required consents) of the Facility Agreement, the Agent has been irrevocably authorised and instructed by the Majority Lenders to enter into this Amendment and Restatement Agreement.

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION
1.1	Definitions

In this Amendment and Restatement Agreement:

Unless defined in this Amendment and Restatement Agreement, a term defined in the Facility Agreement has the same meaning in this Amendment and Restatement Agreement.

“Effective Date” means the date on which the Agent provides the confirmation pursuant to Clause 4 (Effective Date) below.

“Facility Agreement” has the meaning given to the term in the Background hereto.

“Restated Facility Agreement” means the Facility Agreement as amended and restated in the form set out in Schedule 2 (Amended and Restated Facility Agreement).

References in the Facility Agreement to “this Agreement”, “hereof”, “hereunder” and expressions of similar import shall be deemed to be references to the Facility Agreement (as amended by this Amendment and Restatement Agreement) and to this Amendment and Restatement Agreement.

1.2	Interpretation

(a)

Unless otherwise expressly stated herein, in this Amendment and Restatement Agreement a reference to a “Clause” or a “Schedule” is a reference to a Clause or a Schedule, as the case may be, in or of this Amendment and Restatement Agreement. Headings are for convenience only and shall not affect the construction of this Amendment and Restatement Agreement.

(b)

Clause 1.2 (Construction) of the Facility Agreement will be deemed to be set out in full in this agreement, mutatis mutandis, but as if references in that clause to the Facility Agreement were references to this Amendment and Restatement Agreement.

(c)

It is agreed that this Amendment and Restatement Agreement constitutes a Finance Document for the purposes of the Facility Agreement and a Pari Passu Debt Document under and as defined in the Intercreditor Agreement.

2.	AMENDMENT AND RESTATEMENT
2.1

With effect on and from the Effective Date the Facility Agreement shall be amended and restated in the form set out in Schedule 2 (Amended and Restated Facility Agreement) so that the rights and obligations of the Parties relating to their performance on and after the Effective Date under the Facility Agreement shall be governed by, and construed in accordance with, the terms of the Restated Facility Agreement.

2.2	The Facility Agreement is amended only to the extent set out in the Restated Facility Agreement. In all other respects the terms of the Finance Documents remain in full force and effect.
3.	REPRESENTATIONS AND WARRANTIES

The Company represents and warrants to the Agent that the Repeating Representations are true and accurate in all respects (or, in the case of such Repeating Representations which are not otherwise subject to a materiality threshold or qualification in accordance with their terms, are correct in all material respects) as at the date of this Amendment and Restatement Agreement and as at the Effective Date and as if each reference in those representations and warranties to “this Agreement” or “the Finance Documents” includes a reference to this Amendment and Restatement Agreement.

4.	EFFECTIVE DATE
4.1

The provisions of Clause 2 (Amendment and Restatement) of this Amendment and Restatement Agreement shall come into effect on the Effective Date when the Agent has confirmed in writing to the Company that (i) it has received or (ii) it has waived the requirement to receive, unless stated otherwise in form and substance satisfactory to the Agent (acting reasonably), all of the documents and evidence referred to in Schedule 1 (Conditions Precedent to the Effective Date) to this Amendment and Restatement Agreement. The Agent shall provide such confirmation to the Company and the Lenders promptly upon being so satisfied.

4.2

If the Effective Date does not occur on or before the date falling 30 Business Days after the date of this Amendment and Restatement Agreement or such later date as the Company and the Agent may agree, then this Amendment and Restatement Agreement shall lapse and be of no further effect and none of the parties to this Amendment and Restatement Agreement shall be under any liability under this Amendment and Restatement Agreement (save in respect of Clause 5 (Fees and Expenses), Clause 8 (Third Party Rights) and Clause 9 (Governing Law)).

5.	FEES AND EXPENSES

The Borrower shall, or shall procure that a member of the Group will:

(a)

pay to the Lenders that have consented to the amendments herein a consent fee in the amount, manner and at the times agreed in a fee letter dated on or about the date hereof (the “Consent Fee Letter”); and

(b)

reimburse the Agent promptly on demand for all reasonable charges and expenses (including, without limitation, the fees and expenses of legal advisors (subject to an agreed cap in writing (if any)) which are incurred by the Agent in connection with this Amendment and Restatement Agreement, the Facility Agreement and the arrangements contemplated thereby, whether or not the Effective Date occurs.

6.	CONSENT OF THE GUARANTORS

The Company on behalf of itself and each other Obligor hereby consents, acknowledges and agrees to the amendments and other matters set forth in this Amendment and Restatement Agreement and hereby confirms and ratifies in all respects, without prejudice to the terms of any Finance Document:

(a)	in each such Finance Document, a reference to the “Agreement” or “Facility Agreement” shall mean the Facility Agreement as amended and restated by this Amendment and Restatement Agreement;
(b)	nothing contained in this Amendment and Restatement Agreement shall discharge the liability of any Obligor to meet any of its obligations under any Finance Document;
(c)

each Finance Document remains in full force and effect and each Obligor’s obligations, including but not limited to any Security and/or guarantee created or given by an Obligor, under the Finance Documents continue to be legal, valid and binding and enforceable subject to the Legal Reservations and Perfection Requirements;

(d)

the guarantee in Clause 23 (Guarantee and Indemnity) in the Facility Agreement and, on and from the Effective Date, the Restated Facility Agreement, (in each case, including without limitation the continuation of each Guarantor’s payment and performance obligations thereunder upon) and the enforceability of such guarantee against such Guarantor in accordance with its terms; and

(e)

acknowledges and agrees that the entry by the Agent (on the instructions of the Majority Lenders) into this Amendment and Restatement Agreement shall not be construed as to establish or indicate any course of dealing on the part of the Finance Parties including the providing of any notice or the requesting of any consent, acknowledgement or confirmation not otherwise expressly provided for in any Finance Document with respect to any future amendment, waiver, restatement supplement or other modification of any Finance Document.

7.	MISCELLANEOUS
7.1

The provisions of Clause 37 (Notices), Clause 39 (Partial Invalidity), Clause 40 (Remedies and Waivers) and Clause 46 (Enforcement) of the Facility Agreement shall apply to this Amendment and Restatement Agreement as if set out in this Amendment and Restatement Agreement, mutatis mutandis, but as if references in those Clauses to the Facility Agreement were references to this Amendment and Restatement Agreement.

7.2

This Amendment and Restatement Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be an original, but all of which when taken together shall constitute a single instrument, and which counterparts may be delivered by electronic means (including .pdf format).

7.3	The parties hereto intend this Amendment and Restatement Agreement shall take effect as a deed, notwithstanding that a party to it may only execute it under hand.
8.	THIRD PARTY RIGHTS
8.1

Unless expressly provided to the contrary in this Amendment and Restatement Agreement, and other than the Finance Parties, a person who is not a party has no right under the Contracts (Rights of Third Parties) Act 1999 (or any analogous provision under any applicable law) to enforce or enjoy the benefit of any term of this Amendment and Restatement Agreement.

8.2

Notwithstanding any term of this Amendment and Restatement Agreement, the consent of any person who is not a party is not required to amend, rescind or otherwise vary this Amendment and Restatement Agreement at any time.

9.	GOVERNING LAW

This Amendment and Restatement Agreement and any non-contractual obligations arising out of or in connection with it is governed by English law.

IN WITNESS WHEREOF this Amendment and Restatement Agreement has been duly executed as a deed and has been delivered by each of the parties on the date first above written.

SCHEDULE 1

CONDITIONS PRECEDENT TO THE EFFECTIVE DATE

1.	CORPORATE AUTHORISATIONS
(a)	A copy of a resolution of the board of directors of the Company and the Borrower:
(i)	approving the terms of, and the transactions contemplated by, this Amendment and Restatement Agreement and resolving that it execute, deliver and perform this Amendment and Restatement Agreement;
(ii)	authorising a specified person or persons to execute this Amendment and Restatement Agreement on its behalf; and
(iii)

authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with this Amendment and Restatement Agreement.

(b)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (a) above in relation to this Amendment and Restatement Agreement and related documents.
(c)

A certificate of an authorised signatory of the Company and the Borrower certifying that its constitutional documents as previously delivered to the Agent and each copy document relating to it specified in this Schedule 1 is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of this Amendment and Restatement Agreement.

2.	TRANSACTION DOCUMENTS
(a)	This Amendment and Restatement Agreement executed by the Company and the Borrower.
(b)	The Consent Fee Letter executed by the Borrower.
3.	OTHER DOCUMENTS AND EVIDENCE

Evidence that the fees, costs and expenses (other than legal fees, which shall be paid in full within 5 Business Days after receipt of a written invoice by the Company) then due pursuant to Clause 5 (Fees and Expenses) have been paid or will be paid by the Effective Date

SCHEDULE 2

AMENDED AND RESTATED FACILITY AGREEMENT

EXECUTION PAGES

THE COMPANY

EXECUTED AS A DEED BY RED FOOTBALL LIMITED for and on behalf of itself and each Obligor

/s/ Joel Glazer

Director

/s/ Christopher Rodi

Witness

The BORROWER

EXECUTED AS A DEED BY MANCHESTER UNITED FOOTBALL CLUB LIMITED

/s/ Joel Glazer

Chairman

/s/ Christopher Rodi

Witness

[Amendment and Restatement Agreement – Signature Page]

THE AGENT

For and on behalf of SANTANDER UK PLC as Agent of the other Finance Parties acting by its attorney pursuant to a power of attorney dated 6 January 2021

/s/ Christopher Longsdale

Associate Director

[Amendment and Restatement Agreement – Signature Page]